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                                                                    EXHIBIT 99.2

                            [LESCO, INC. LETTERHEAD]

To the holder of rights of
LESCO, Inc.:

      On August 22, 2001, the Board of Directors of LESCO, Inc. (the "Company") voted to redeem all of the rights (the "Rights") issued under the Company's shareholder rights plan. Pursuant to the shareholder rights plan, immediately upon that action by the Board of Directors, holders of Rights may no longer exercise those Rights and have only the right to receive the redemption price of $.01 per Right.

      The Rights are represented by the certificates for common shares of the Company and do not trade separately from the common shares. As a result the number of Rights held by a person corresponds to the number of common shares held by that person. The redemption payment is payable in cash on September 10, 2001 to the persons who are holders of record of the Rights as of the close of business on August 24, 2001. You are not required to take any further action in connection with the redemption of the Rights.

      The redemption payment by the Company is likely to be treated as a dividend for federal income tax purposes. Holders of the Rights should consult their tax advisors as to the appropriate tax treatment under federal, state and local laws.

      Thank you for your continuing support.

                                        On behalf of the Board of Directors,



                                        William A. Foley
                                        Chairman of the Board, President and
                                          Chief Executive Officer




















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